Exhibit 99.1

PSB Announces Quarterly Earnings of $.85 Per Share

Wausau, Wisconsin [OTCBB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported September 2010 quarterly earnings of $.85 per share on net income of $1,331,000 compared to earnings of $.77 per share on net income of $1,208,000 during the most recent June 2010 quarter and $.47 per share on net income of $738,000 during the prior year September 2009 quarter.

President Knitt commented, “September 2010 quarterly net income of $1,331,000 reached a record high and $.85 earnings per share equaled the previous high seen during the December 2007 quarter which included a nonrecurring tax benefit of $.13 per share from a victory in Tax Court.  Increased net interest margin continues to drive income gains, which has also benefited from a moderation in credit and foreclosure losses.  We have also seen a substantial pickup in residential mortgage refinancing activity during the September 2010 quarter due to further long-term rate declines, which increased mortgage banking income compared to levels seen earlier during 2010.”

During the nine months ended September 30, 2010, earnings increased 30% to $2.19 per share on net income of $3,420,000 compared to earnings of $1.68 per share on net income of $2,627,000 during 2009.  Increased earnings year to date were due to higher net interest income, increased deposit service fees, and lower provision for loan losses, which outpaced increased wage and benefit expense and a decline in mortgage banking income.

Total assets remained at $600.2 million at September 30, 2010 as they were at June 30, 2010, compared to $606.9 million at December 31, 2009.  President Knitt noted, “Net loans receivable declined $10.7 million during the September 2010 quarter as certain large commercial borrowers paid down lines of credit and many customers worked to reduce debt levels.  However, we continue to see increased market share in originated secondary market loans with off balance sheet serviced mortgage loans increasing $15 million, or 6%, during the nine months ended September 30, 2010, totaling $253 million at quarter-end.

Return on average assets was .87% and .50% during the quarter ended September 30, 2010 and 2009, respectively.  Return on average stockholders’ equity was 11.70% and 6.94% during the quarter ended September 30, 2010 and 2009, respectively.

Return on average assets was .76% and .61% during the nine months ended September 30, 2010 and 2009, respectively.  Return on average stockholders’ equity was 10.39% and 8.41% during the nine months ended September 30, 2010 and 2009, respectively.

Balance Sheet Growth

Total assets were $600.2 million at September 30, 2010 and June 30, 2010 compared to $586.6 million at September 30, 2009.  During the recent September 2010 quarter, commercial related loans decreased $8.5 million while cash and cash equivalents increased $9.2 million.  Also during the September 2010 quarter, deposits decreased $2.4 million (primarily from lower retail time deposits), but have increased $9.3 million, or 2%, since September 30, 2009.  During the September 2010 quarter, wholesale funding including brokered deposits, FHLB advances, and other borrowings declined $570,000 to $164.0 million, or 27.3% of total assets, down slightly from 27.4% of assets at June 30, 2010.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $510,000 in the September 2010 quarter compared to $585,000 in the most recent June 2010 quarter and $800,000 in the prior year September 2009 quarter.  During the nine months ended September 30, provision for loan losses was $1,555,000 in 2010 compared to $2,100,000 in 2009.  The provision for loan losses decreased during 2010 compared to 2009 due to a stabilization of the average internal credit quality grades assigned to loans and identification of fewer new credits requiring large specific reserves.

Nonperforming loans decreased $227,000, or 2.5%, during the quarter ended September 2010 to $9.4 million.  Foreclosed assets decreased $469,000 to $5.8 million at September 30, 2010 compared to $6.2 million at June 30, 2010 primarily from sale of $395,000 of foreclosed properties for a net gain of $24,000 during the quarter.  In addition, certain existing foreclosed properties were partially written down $130,000 to current value based on recent market information and sale activity.  Total nonperforming assets decreased $696,000, or 4.4%, to $15.1 million at September 30, 2010 from $15.8 million at June 30, 2010.

While PSB believes the most significant declines in general credit quality and the economy in its local markets have occurred, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery.  The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially increasing future provision for loan losses.  In addition, foreclosed property may increase during the next several quarters as PSB works through ongoing collection and foreclosure actions.  A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during the coming quarters.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid.

At September 30, 2010, PSB’s internal credit grading system identified 22 separate loan relationships totaling $3.9 million against which $2.0 million in specific loan loss reserves were allocated.  At June 30, 2010, PSB’s internal credit grading system identified 18 separate loan relationships totaling $3.7 million against which $2.0 million in specific loan loss reserves were allocated.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	September 30,		December 31,
(dollars in thousands)	2010	2009	2009

Nonaccrual loans	$ 9,387	$ 9,104	$ 13,298
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	–	620	–

Total nonperforming loans	9,387	9,724	13,298
Foreclosed assets	5,754	6,803	3,776

Total nonperforming assets	$ 15,141	$ 16,527	$ 17,074

Nonperforming loans as a % of gross loans	2.14%	2.21%	2.99%
Total nonperforming assets as a % of total assets	2.52%	2.82%	2.81%

Total nonperforming assets as a percentage of total assets was 2.52% at September 30, 2010 compared to 2.64% at June 30, 2010 and 2.82% at September 30, 2009.  Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses was 29.47%, 31.86%, and 34.91% at September 30, 2010, June 30, 2010, and September 30, 2009, respectively.  At September 30, 2010, all nonperforming assets aggregating $500,000 or more measured by gross principal outstanding (before specific loan reserves) represented 42% of all nonperforming assets as summarized in the following table.

Significant Nonperforming Assets at September 30, 2010 (dollars in thousands)
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Vacation home/recreational properties (three)	Foreclosed	$ 1,767	n/a
Nonowner occupied multi use, multi-tenant retail RE	Foreclosed	1,700	n/a
Building supply inventory and accounts receivable	Nonaccrual	827	700
Out of area condo land development - participation	Foreclosed	792	n/a
Owner occupied restaurant and business assets	Nonaccrual	720	100
Nonowner occupied retail/office building rental	Nonaccrual	592	–

Total listed assets		$ 6,398	$ 800
Total bank wide nonperforming assets		$ 15,141
Listed assets as a % of total nonperforming assets		42%

Annualized net loan charge-offs were .16% during the September 2010 quarter compared to .51% during the June 2010 quarter and .45% during the September 2009 quarter.  At September 30, 2010, the allowance for loan losses was $8,001,000 or 1.82% of total loans (85% of nonperforming loans) compared to $7,665,000, or 1.71% of total loans (80% of nonperforming loans) at June 30, 2010, and $6,801,000, or 1.54% of total loans (70% of nonperforming loans) at September 30, 2009.

Capital and Liquidity

During the nine months ended September 30, 2010, stockholders’ equity increased approximately $3.8 million from retained net income of $2.9 million, net of dividends of $565,000 declared, and an increase in net unrealized gains on securities available for sale of $1.1 million after income tax effects.  Net book value per share at September 30, 2010 was $29.43 compared to $27.11 at December 31, 2009, and $27.60 at September 30, 2009, an increase of 6.6% during the past twelve months.  Average tangible stockholders’ equity was 6.99% of average assets during the nine months ended September 30, 2010 compared to 6.91% during the same period ending September 30, 2009.

For regulatory purposes, the $7 million senior subordinated notes and $7.7 million junior subordinated debentures reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively.  The $7 million of senior subordinated notes were issued during 2009 to support commercial related loan growth and bolster PSB’s total regulatory capital position.  PSB was considered “well capitalized” under banking regulations at September 30, 2010.

During the September 2010 quarter, PSB entered into an interest rate swap to lower the cost of fixed rate interest payments due on the $7.7 million junior subordinated debentures from 5.82% to a new fixed rate of 4.42% through September 2017.  The reduction in fixed rate is estimated to lower interest expense on the debentures by approximately $105,000 per year.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At September 30, 2010, unused (but available) wholesale funding was approximately $176 million, or 29% of total assets, compared to $188 million, or 31% of total assets at December 31, 2009.  Certain municipal securities held in PSB’s investment portfolio may also be available for pledging as collateral against repurchase agreements and FHLB advances under conditions dictated by the lender.  However, due to the difficulty and uncertainty of the amount ultimately available as collateral, unpledged municipal securities are not considered available for funding in PSB’s internal analysis of liquidity flexibility or in the figures reported as unused but available wholesale funding above.

PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis.  Although PSB has no Discount Window amounts outstanding, approximately 44% of unused but available liquidity at September 30, 2010 was represented by available Discount Window advances compared to 40% of available liquidity at December 31, 2009.

Net Interest Margin

Tax adjusted net interest income totaled $5,220,000 during the September 2010 quarter compared to $4,337,000 in the September 2009 quarter, an increase of 20.4% although quarterly average earning assets increased just 2.0%.  The increase is due to significantly greater net interest margin, which was 3.65% in the September 2010 quarter compared to 3.09% during the September 2009 quarter.  Net margin has increased primarily from the existence of interest rate floors on loans during a period when deposit and other funding costs continue to decline with market rate trends.

September 2010 quarterly net interest margin increased to 3.65% from 3.57% during the June 2010 quarter.  During the September 2010 quarter, PSB collected a $100,000 prepayment penalty in connection with a debt refinancing with an existing customer whose relationship was retained.  Net interest margin during the September 2010 quarter would have been 3.58% without recognition of the prepayment penalty, indicating stable net margin levels when compared to the prior June 2010 quarter.  Recognition of the prepayment penalty also increased the loan yield to 5.87% during the September 2010 quarter, which would have been 5.78% before the prepayment penalty, compared to a loan yield of 5.80% during the June 2010 quarter.

Year to date for the nine months ended September 30, 2010, tax adjusted net interest income has totaled $14.8 million, up from $13.0 million during the prior year to date period, an increase of 13.7%.  Increased net interest income is due primarily to higher net interest margin, which accounted for 72% of the increase, while earning assets growth accounted for 28% of the increase.

Reinvestment yields for investment security cash flows remain very low and the September 2010 quarterly securities yield of 4.41% is expected to decline as similar securities available for reinvestment provide yields generally less than 2.00%.  Yield on the securities portfolio has declined .39% since the March 2010 quarter, from 4.80% to 4.41% currently.  The ongoing decline in securities yields is expected to be offset by further declines in deposit funding costs in the coming quarter, with net interest margin continuing near the average net margin of 3.50% seen year to date during 2010.

Noninterest and Fee Income

Total noninterest income for the quarter ended September 30, 2010 was $1,463,000 compared to $1,203,000 earned during the September 2009 quarter, an increase of $260,000, or 22%.  The increase was due to $99,000 of higher deposit service fees from customer overdraft activity and a $143,000 increase in other income from higher card interchange income and recognition of a significant loan guarantee fee.  While September 2010 quarterly mortgage banking income of $375,000 was similar to the $372,000 seen during September 2009, current quarterly mortgage banking income was 37% higher than the average seen in the prior 2010 quarters and is expected to continue higher during the upcoming December 2010 quarter.

Effective August 15, 2010, new Federal Reserve regulation concerning overdraft protection programs required consumers to opt in to bank programs to obtain overdraft protection.  Certain payments by consumers who did not opt into the bank’s overdraft program are not paid by the bank, reducing overdraft fee income.  During the September 2010 quarter, service fee income declined $10,000, or 2% compared to the June 2010 quarter.  PSB expects continued declines in overdraft fee income due to the new regulation during the December 2010 quarter.  In addition, certain provisions of the Dodd-Frank Wall Street Reform Act are expected to decrease the amount of interchange income PSB collects on debit card and merchant payment activity, although the timing and extent of the reduction cannot yet be reasonably estimated.  During the nine months ended September 30, card interchange revenue was $554,000 and $450,000 during 2010 and 2009, respectively.

For the nine months ended September 30, 2010, total noninterest income declined to $3.8 million, or 4%, from $4.0 million during 2009 due primarily to lower mortgage banking income of $704,000.  However, this reduction was significantly offset by higher deposit service fees of $256,000, increased investment sales commissions of $122,000, and higher card interchange revenue of $104,000.

Operating Expenses

Noninterest expenses totaled $3,979,000 during the September 2010 quarter compared to $3,553,000 during the prior September 2009 quarter, an increase of $426,000.  Higher salaries and employee benefits led the increase, growing $300,000, while data processing expense grew $111,000 and other noninterest expense increased $72,000.  Increased base wages accounted for just $18,000 of the salaries and benefits increase, which was primarily impacted by $163,000 greater health insurance expense under PSB’s self-insured benefit plan.  During the quarter, accrual for estimated year-end and other incentive plans increased approximately $22,000, and $43,000 fewer direct loan origination costs were deferred as commercial loan originations declined compared to 2009.  Data processing expenses increased due to new costs associated with the outsourced core data processing system installed during the June 2010 quarter compared to costs incurred under the previous in-house processing system.

Year to date through September 30, 2010, total noninterest expense was $11,620,000 compared to $10,759,000 in 2009, an increase of $861,000, or 8.0%.  The majority of the increase was in employee salaries and benefits, which increased $618,000 or 10.8%.  Base wages represented $99,000 of the increase, growing 2.2% over 2009.  Overtime and other benefit pay related to the June 2010 quarter core processing system conversion accounted for approximately $75,000 of the increase.  Other factors included fewer deferred direct loan origination costs of $154,000, increased health and dental insurance plan expense of $99,000, up 15% over the prior year, and higher year-end incentive and profit sharing plan costs of $64,000 based on projected 2010 income and sales results.

FDIC insurance expense declined during the September 2010 quarter compared to the prior year quarter due to a change in estimated amortization of the prepaid FDIC insurance assessment of $2.5 million paid in December 2009.  The change now recognizes amortization of the prepaid assessment as incurred rather than using a straight-line method through December 2012 as previously calculated through June 2010.  This change in estimate lowered FDIC expense by approximately $102,000 during the September 2010 quarter but had no impact on 2010 year to date results.  For the year to date period ended September 30, 2010, FDIC expense decreased $211,000 compared to 2009.  However, the prior June 2009 quarter included a special FDIC insurance assessment totaling $264,000.  Prior to the special assessment, 2010 FDIC insurance expense increased $53,000, or 10%.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com.  PSB stock is traded on the Over the Counter Bulletin Board Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2009.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
	Quarter ended – Unaudited
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Earnings and dividends:	2010	2010	2010	2009	2009

Net income	$ 1,331	$ 1,208	$ 881	$ 489	$ 738
Basic earnings per share(3)	$ 0.85	$ 0.77	$ 0.56	$ 0.31	$ 0.47
Diluted earnings per share(3)	$ 0.85	$ 0.77	$ 0.56	$ 0.31	$ 0.47
Dividends declared per share(3)	$ –	$ 0.36	$ –	$ 0.35	$ –
Net book value per share	$ 29.43	$ 28.16	$ 27.67	$ 27.11	$ 27.60
Semi-annual dividend payout ratio	n/a	27.04%	n/a	44.47%	n/a
Average common shares outstanding	1,564,297	1,564,297	1,564,131	1,559,314	1,559,314

Balance sheet – average balances:

Loans receivable, net of allowances	$ 438,111	$ 435,509	$ 436,989	$ 433,212	$ 432,237
Total assets	$ 604,298	$ 597,730	$ 603,988	$ 589,356	$ 588,180
Deposits	$ 459,265	$ 454,832	$ 457,055	$ 440,508	$ 441,741
Stockholders’ equity	$ 45,136	$ 43,737	$ 42,902	$ 43,233	$ 42,184

Performance ratios:

Return on average assets(1)	0.87%	0.81%	0.59%	0.33%	0.50%
Return on avg. stockholders’ equity(1)	11.70%	11.08%	8.33%	4.49%	6.94%
Average tangible stockholders’ equity
to average assets(4)	7.11%	7.03%	6.82%	7.01%	6.89%
Net loan charge-offs to average loans(1)	0.16%	0.51%	0.38%	0.72%	0.45%
Nonperforming loans to gross loans	2.14%	2.14%	2.53%	2.99%	2.21%
Allowance for loan loss to gross loans	1.82%	1.71%	1.73%	1.71%	1.54%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	29.47%	31.86%	32.99%	35.49%	34.91%
Net interest rate margin(1)(2)	3.65%	3.57%	3.28%	3.43%	3.09%
Net interest rate spread(1)(2)	3.40%	3.31%	3.02%	3.12%	2.76%
Service fee revenue as a percent of
average demand deposits(1)	3.44%	3.67%	2.65%	2.51%	2.76%
Noninterest income as a percent
of gross revenue	16.12%	14.79%	13.14%	17.30%	14.18%
Efficiency ratio(2)	59.54%	60.37%	67.55%	64.17%	64.13%
Noninterest expenses to avg. assets(1)	2.61%	2.55%	2.58%	2.74%	2.40%

Stock price information:

High	$ 25.00	$ 22.50	$ 22.50	$ 19.00	$ 23.00
Low	$ 19.64	$ 19.20	$ 15.05	$ 15.05	$ 18.00
Market value at quarter-end	$ 23.50	$ 20.00	$ 20.00	$ 15.05	$ 19.50

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders' equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data – unaudited)	2010	2009	2010	2009

Interest and dividend income:
Loans, including fees	$ 6,558	$ 6,162	$ 19,059	$ 18,511
Securities:
Taxable	730	782	2,264	2,398
Tax-exempt	315	333	960	1,020
Other interest and dividends	9	2	16	5

Total interest and dividend income	7,612	7,279	22,299	21,934

Interest expense:
Deposits	1,702	2,174	5,372	6,758
FHLB advances	473	564	1,401	1,730
Other borrowings	169	160	568	513
Senior subordinated notes	141	142	425	199
Junior subordinated debentures	108	113	334	340

Total interest expense	2,593	3,153	8,100	9,540

Net interest income	5,019	4,126	14,199	12,394
Provision for loan losses	510	800	1,555	2,100

Net interest income after provision for loan losses	4,509	3,326	12,644	10,294

Noninterest income:
Service fees	487	388	1,332	1,076
Mortgage banking	375	372	921	1,625
Gain on sale of loan	–	–	–	122
Investment and insurance sales commissions	138	116	482	360
Net loss on sale and write-down of securities	–	–	(20)	–
Loss on disposal of premises and equipment	(7)	–	(7)	(98)
Increase in cash surrender value of life insurance	103	103	307	306
Other noninterest income	367	224	836	622

Total noninterest income	1,463	1,203	3,851	4,013

Noninterest expense:
Salaries and employee benefits	2,233	1,933	6,343	5,725
Occupancy and facilities	431	415	1,445	1,400
Loss on foreclosed assets	156	151	305	174
Data processing and other office operations	350	239	908	723
Advertising and promotion	99	88	252	266
FDIC insurance premiums	117	206	590	801
Other noninterest expenses	593	521	1,777	1,670

Total noninterest expense	3,979	3,553	11,620	10,759

Income before provision for income taxes	1,993	976	4,875	3,548
Provision for income taxes	662	238	1,455	921

Net income	$ 1,331	$ 738	$ 3,420	$ 2,627
Basic earnings per share	$ 0.85	$ 0.47	$ 2.19	$ 1.68
Diluted earnings per share	$ 0.85	$ 0.47	$ 2.19	$ 1.68

PSB Holdings, Inc.
Consolidated Balance Sheets
September 30, 2010 unaudited, December 31, 2009 derived from audited financial statements
	September 30,	December 31,
(dollars in thousands, except per share data – unaudited)	2010	2009
Assets

Cash and due from banks	$ 7,173	$ 15,010
Interest-bearing deposits and money market funds	2,947	731
Federal Funds sold	10,603	10,596

Cash and cash equivalents	20,723	26,337
Securities available for sale (at fair value)	107,334	106,185
Other investments	2,484	–
Loans held for sale	741	–
Loans receivable, net of allowance for loan losses	430,495	437,633
Accrued interest receivable	2,446	2,142
Foreclosed assets	5,754	3,776
Premises and equipment, net	10,589	10,283
Mortgage servicing rights, net	1,042	1,147
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,796	10,489
Other assets	4,581	5,612

TOTAL ASSETS	$ 600,235	$ 606,854

Liabilities

Non-interest-bearing deposits	$ 56,037	$ 60,003
Interest-bearing deposits	396,390	398,728

Total deposits	452,427	458,731

Federal Home Loan Bank advances	57,434	58,159
Other borrowings	24,789	28,410
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,809	4,552

Total liabilities	554,191	564,584

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized - 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares		1,751
Additional paid-in capital	5,495	5,599
Retained earnings	41,203	38,348
Accumulated other comprehensive income	2,664	1,776
Treasury stock, at cost – 187,134 and 192,117 shares, respectively	(5,069)	(5,204)

Total stockholders’ equity	46,044	42,270

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 600,235	$ 606,854

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended September 30,
		2010			2009
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 445,979	$ 6,597	5.87%	$ 438,775	$ 6,201	5.61%
Taxable securities	73,053	730	3.96%	68,294	782	4.54%
Tax-exempt securities(2)	35,449	477	5.34%	36,011	505	5.56%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	9,799	9	0.36%	10,100	2	0.08%

Total(2)	567,530	7,813	5.46%	556,430	7,490	5.34%

Non-interest-earning assets:
Cash and due from banks	9,274			9,832
Premises and equipment, net
Cash surrender value insurance	10,546			10,364
Other assets	10,732			10,263
Allowance for loan losses	14,084			7,829

Total	(7,868)			(6,538)

Liabilities & stockholders’ equity	$ 604,298			$ 588,180
Interest-bearing liabilities:

Savings and demand deposits	$ 120,321	$ 327	1.08%	$ 105,989	$ 369	1.38%
Money market deposits	95,252	257	1.07%	76,727	264	1.37%
Time deposits	187,587	1,118	2.36%	203,274	1,541	3.01%
FHLB borrowings	57,434	473	3.27%	59,595	564	3.75%
Other borrowings	23,304	169	2.88%	24,613	160	2.58%
Senior subordinated notes	7,000	141	7.99%	7,000	142	8.05%
Junior subordinated debentures	7,732	108	5.54%	7,732	113	5.80%

Total	498,630	2,593	2.06%	484,930	3,153	2.58%

Non-interest-bearing liabilities:
Demand deposits	56,105			55,751
Other liabilities	4,427			5,315
Stockholders’ equity	45,136			42,184

Total	$ 604,298			$ 588,180

Net interest income		$ 5,220			$ 4,337
Rate spread			3.40%			2.76%
Net yield on interest-earning assets			3.65%			3.09%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Nine months ended September 30,

		2010			2009
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 444,739	$ 19,180	5.77%	$ 433,601	$ 18,620	5.74%
Taxable securities	71,440	2,264	4.24%	66,477	2,398	4.82%
Tax-exempt securities(2)	36,109	1,455	5.39%	36,841	1,545	5.61%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	10,633	16	0.20%	5,274	5	0.13%

Total(2)	566,171	22,915	5.41%	545,443	22,568	5.53%

Non-interest-earning assets:
Cash and due from banks	9,223			11,602
Premises and equipment, net	10,441			10,577
Cash surrender value insurance	10,630			10,128
Other assets	13,352			6,159
Allowance for loan losses	(7,784)			(6,103)

Total	$ 602,033			$ 577,806

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 121,725	$ 1,007	1.11%	$ 103,563	$ 1,084	1.40%
Money market deposits	94,240	831	1.18%	72,174	724	1.34%
Time deposits	186,402	3,534	2.53%	203,997	4,950	3.24%
FHLB borrowings	57,823	1,401	3.24%	61,768	1,730	3.74%
Other borrowings	24,562	568	3.09%	25,454	513	2.69%
Senior subordinated notes	7,000	425	8.12%	3,283	199	8.10%
Junior subordinated debentures	7,732	334	5.78%	7,732	340	5.88%

Total	499,484	8,100	2.17%	477,971	9,540	2.67%

Non-interest-bearing liabilities:
Demand deposits	54,494			53,367
Other liabilities	4,048			4,699
Stockholders’ equity	44,007			41,769

Total	$ 602,033			$ 577,806

Net interest income		$ 14,815			$ 13,028
Rate spread			3.24%			2.86%
Net yield on interest-earning assets			3.50%			3.19%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.